NEWS RELEASE
FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES RESULTS
FOR THE SECOND QUARTER OF 2018

(Carson City, Nevada) - August 8, 2018 - PICO Holdings, Inc. (GLOBE NEWSWIRE)

PICO Holdings, Inc. (NASDAQ:PICO) reported results for the second quarter ended June 30, 2018. Our reported shareholders’ equity was $196 million ($8.90 per share) at June 30, 2018, compared to $207.2 million ($8.95 per share) at December 31, 2017.

Second Quarter Segment Results of Operations

For the second quarter of 2018, we reported net income of $4.3 million ($0.19 per share), compared to net income of $1.6 million ($0.07 per share) in the second quarter of 2017. Our second quarter results of operations were as follows (in thousands):

	Three Months Ended June 30,
	2018	2017
Total revenue	$10,612	$8,634
Total cost and expenses	6,281	2,885
Income from continuing operations before income taxes	4,331	5,749
Provision for federal and state income taxes	(72)	(2,946)
Income from continuing operations	4,259	2,803
Net income from discontinued operations, net of tax	43	177
Net income	4,302	2,980
Net income attributable to noncontrolling interests	—	(1,405)
Net income attributable to PICO Holdings, Inc.	$4,302	$1,575

First Six Month Segment Results of Operations

For the first six months of 2018, we reported net income of $1.4 million ($0.06 per share), compared to net income of $6.2 million ($0.27 per share) in the first six months of 2017. Our six months results of operations were as follows (in thousands):

	Six Months Ended June 30,
	2018	2017
Total revenue	$10,956	$34,827
Total cost and expenses	9,487	19,605
Income from continuing operations before income taxes	1,469	15,222
Provision for federal and state income taxes	(72)	(3,126)
Income from continuing operations	1,397	12,096
Net income (loss) from discontinued operations, net of tax	43	(3,081)
Net income	1,440	9,015
Net income attributable to noncontrolling interests	—	(2,796)
Net income attributable to PICO Holdings, Inc.	$1,440	$6,219

Net Operating Loss Carryforwards

At December 31, 2017, we had approximately $185.5 million of (pre-tax) federal net operating loss carryforwards, or NOLs, that could be utilized in certain circumstances to offset PICO’s taxable income and reduce its federal income tax liability. Additional information with respect to these NOLs is contained in our Annual Report on Form 10-K for the year ended December 31, 2017 that we filed with the Securities and Exchange Commission.

About PICO Holdings, Inc.

As of June 30, 2018, our major investment was Vidler Water Company, Inc., a water resource and water storage business with assets and operations primarily in the Southwestern U.S.

Currently, we believe the highest potential return to shareholders is from a return of capital to shareholders. As we monetize assets, rather than reinvest the proceeds, we intend to return the capital derived therefrom, less any working capital requirements, back to shareholders through a stock repurchase program or by other means such as special dividends taking into effect liquidity requirements, debt covenants and any other contractual and legal restrictions that may exist at the time.

OTHER INFORMATION

At June 30, 2018, we had a market capitalization of $256.5 million, and 22,020,168 shares outstanding.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical, including statements regarding our business objectives, our ability to monetize our water resources, our ability to preserve and utilize NOLs to offset taxable income and reduce our federal income liability, and our ability to monetize assets and return capital to shareholders through stock repurchases or through other means, are forward-looking statements based on current expectations and assumptions that are subject to risks and uncertainties.

In addition, a number of other factors may cause results to differ materially from our expectations, such as: any slow down or downturn in the housing recovery or in the real estate markets in which Vidler operates; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses; the continued service and availability of key management personnel; and potential capital requirements and financing alternatives.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release, except as may otherwise be required by law. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

This news release was distributed by GlobeNewswire, www.globenewswire.com.

CONTACT:    Max Webb
Executive Chairman
(858) 652-4114

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